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                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549

                                    SCHEDULE 13G/A

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  (AMENDMENT NO. 2)


                                  THRUSTMASTER, INC.
                       ----------------------------------------
                                   (Name of Issuer)

                         COMMON STOCK, NO PAR VALUE PER SHARE
             ------------------------------------------------------------
                            (Title of Class of Securities)

                                       8860271
                       ----------------------------------------
                        (CUSIP Number of Class of Securities)


                                  Page 1 of 3 Pages

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 CUSIP NO.                    SCHEDULE 13G/A           Page 2 of 3 Pages
 8860271
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 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Robert L. Carter
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 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)  /  /
                                                                    (b)  /  /

--------------------------------------------------------------------------------

 3   SEC USE ONLY


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 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States citizen

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                          5        SOLE VOTING POWER

                                   366,000(1)
                         -------------------------------------------------------
  NUMBER OF               6        SHARED VOTING POWER
  SHARES
  BENEFICIALLY                     0
  OWNED BY               -------------------------------------------------------
  EACH                    7        SOLE DISPOSITIVE POWER
  REPORTING
  PERSON                           367,030
  WITH                   -------------------------------------------------------
                          8        SHARED DISPOSITIVE POWER
                                   0
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 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

     367,030
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   / /

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.5%
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12   TYPE OF REPORTING PERSON

     IN

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-------------------------

     (1)  As of December 31, 1997.


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ITEM 4.  OWNERSHIP.

     The following describes the ownership of Common Stock by Robert L. Carter as of December 31, 1997:

     (a)  Amount beneficially owned:  367,030
     (b)  Percent of class: 8.5%
     (c)  Number of shares as to which such person has:

            (i)  Sole power to vote or direct the vote:  366,000
           (ii)  Shared power to vote or to direct the vote:  0
          (iii)  Sole power to dispose or to direct the disposition of:  367,030
           (iv)  Shared power to dispose or to direct the disposition of: 0


                                      SIGNATURE

     After reasonable inquiry and to best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.
Date:     February 12, 1998

                                        /s/ Robert L. Carter
                                        ----------------------------------------
                                        Robert L. Carter


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